7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER 2013 RESULTS

Company Achieves Third Quarter Diluted EPS of $0.54 at Upper-End of Guidance

Provides Fourth Quarter Fiscal 2013 Guidance of
Comparable Store Sales Up 4 to 6 Percent and Diluted EPS of $0.18 to $0.22

Evansville, Indiana, December 2, 2013 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the third quarter ended November 2, 2013.

Third Quarter Financial Results

The Company reported net earnings for the third quarter ended November 2, 2013 of $10.9 million, or $0.54 per diluted share, as compared to the Company’s expectations provided on August 29, 2013 of $0.51 to $0.55 per diluted share.  For the third quarter ended October 27, 2012, the Company reported net earnings of $12.2 million, or $0.60 per diluted share.

As a result of fiscal 2012 consisting of 53 weeks, each of the first three quarters in fiscal 2013 is shifted one week later when compared to fiscal 2012.  This one-week shift moved an important week of back-to-school sales from the third quarter of fiscal 2012 into the second quarter this year.  This shift negatively affected the Company’s net sales comparison for the third quarter of fiscal 2013, reducing sales by approximately $21.2 million.

Net sales were $235.8 million for the third quarter ended November 2, 2013, as compared to net sales of $244.4 million for the third quarter ended October 27, 2012.  Comparable store sales for the thirteen-week period ended November 2, 2013 increased 0.7 percent as compared to the thirteen-week period ended November 3, 2012.

The gross profit margin for the third quarter of fiscal 2013 decreased to 30.1 percent compared to 31.3 percent for the third quarter of fiscal 2012.  The merchandise margin remained unchanged while buying, distribution and occupancy expenses increased 1.2 percent as a percentage of sales.  The deleveraging of occupancy expenses was primarily attributable to the shift in the fiscal calendar.

Selling, general and administrative expenses for the third quarter decreased $2.7 million to $53.2 million; as a percentage of sales, these expenses decreased to 22.5 percent compared to 22.9 percent in the third quarter of fiscal 2012.

The Company opened eight new stores during the third quarter of fiscal 2013 as compared to six stores in the third quarter of fiscal 2012.

Speaking on the results, Cliff Sifford, President and CEO stated, “The arrival of October’s seasonably cool weather and an end to the federal government shutdown was a welcomed relief in the third quarter.  October’s mid-single digit comparable store sales gain, together with August’s sales performance, more than offset our negative September sales trend.  Higher merchandise margins coupled with lower expenses than were originally projected resulted in earnings at the high-end of our expectations.”

Nine Month Financial Results

Net sales during the first nine months of fiscal 2013 increased $35.2 million to $684.5 million as compared to the same period last year.  Comparable store sales for the thirty-nine week period ended November 2, 2013 increased 0.7 percent as compared to the thirty-nine week period ended November 3, 2012.  Net earnings for the first nine months of fiscal 2013 were $26.3 million, or $1.29 per diluted share, compared to net earnings of $26.1 million, or $1.28 per diluted share, in the first nine months of last year.  The gross profit margin for the first nine months of fiscal 2013 was 29.5 percent compared to 30.4 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 23.3 percent for the first nine months of fiscal 2013 compared to 23.7 percent last year.  The Company opened 29 stores during the first nine months of fiscal 2013 as compared to opening 30 stores during the first nine months of last year.

Mr. Sifford concluded, “As more seasonable fall weather continued in November, sales of our fall footwear, particularly boots, increased.  These favorable weather patterns along with our strong Thanksgiving promotional offering led to a comparable store sales increase for November of 7.8 percent.  We believe we are well positioned to continue our positive sales trend throughout the remainder of the holiday season which would result in improved year-over-year financial results.”

Fourth Quarter Fiscal 2013 Earnings Outlook

The Company expects fourth quarter net sales to be in the range of $215 to $219 million with a comparable store sales increase in the range of 4.0 to 6.0 percent.  Earnings per diluted share in the fourth quarter of fiscal 2013 are expected to be in the range of $0.18 to $0.22.  In the fourteen-week fourth quarter of fiscal 2012, total net sales were $205.7 million, comparable store sales increased 0.5 percent and the Company earned $0.13 per diluted share.  Earnings per diluted share for the fourth quarter of fiscal 2012 included a $0.03 reduction due to the application of the two-class method of computing earnings per share in connection with the Company’s $20.4 million special cash dividend paid in December 2012.

Store Growth

The Company has opened all 32 of their fiscal 2013 new stores at this time and expects to close five additional stores in the fourth quarter for a total of seven store closings for fiscal 2013.  Store openings and closings by quarter are as follows:

	New Stores	Stores Closings
1st quarter 2013	13	0
2nd quarter 2013	8	2
3rd quarter 2013	8	0
4th quarter 2013	3	5
Fiscal year 2013	32	7

The eight new stores opened during the third quarter include locations in:

City	Market	Total Stores in the Market
Fajardo, PR	Puerto Rico	6
Flint, MI	Flint	2
Fort Worth, TX	Dallas	8
Grand Island, NE	Lincoln	1
Guaynabo, PR	Puerto Rico	6
Helena, MT	Helena	1
Minot, ND	Minot/Bismarck	2
Salisbury, NC	Charlotte	7

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the third quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of value priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of December 2, 2013, the Company operates 381 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended November 2, 2013	Thirteen Weeks Ended October 27, 2012	Thirty-nine Weeks Ended November 2, 2013	Thirty-nine Weeks Ended October 27, 2012
Net sales	$235,770	$244,434	$684,474	$649,254
Cost of sales (including buying,
distribution and occupancy costs)	164,759	167,999	482,339	451,951
Gross profit	71,011	76,435	202,135	197,303
Selling, general and administrative
expenses	53,196	55,875	159,516	154,074
Operating income	17,815	20,560	42,619	43,229
Interest income	(3)	(4)	(8)	(29)
Interest expense	41	69	132	203
Income before income taxes	17,777	20,495	42,495	43,055
Income tax expense	6,861	8,247	16,222	16,928
Net income	$10,916	$12,248	$26,273	$26,127

Net income per share:
Basic	$0.54	$0.60	$1.30	$1.29
Diluted	$0.54	$0.60	$1.29	$1.28

Weighted average shares:
Basic	19,942	19,951	19,918	19,922
Diluted	19,962	20,003	19,939	19,996

Cash dividends declared per share	$0.06	$0.05	$0.18	$0.10

Financial Note:

Per share amounts for net income purposes are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	November 2, 2013	February 2, 2013	October 27, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$33,562	$45,756	$67,134
Accounts receivable	3,251	2,152	3,174
Merchandise inventories	299,122	272,282	277,418
Deferred income taxes	1,794	2,914	3,261
Other	4,855	4,918	4,675
Total Current Assets	342,584	328,022	355,662
Property and equipment-net	89,905	77,364	76,907
Deferred income taxes	2,383	999	153
Other noncurrent assets	675	811	880
Total Assets	$435,547	$407,196	$433,602

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$60,526	$65,026	$66,326
Accrued and other liabilities	19,232	16,995	24,828
Total Current Liabilities	79,758	82,021	91,154
Deferred lease incentives	21,623	18,426	16,355
Accrued rent	8,935	7,475	7,100
Deferred compensation	7,959	6,412	5,957
Other	359	494	402
Total Liabilities	118,634	114,828	120,968
Total Shareholders' Equity	316,913	292,368	312,634
Total Liabilities and Shareholders' Equity	$435,547	$407,196	$433,602

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine Weeks Ended November 2, 2013	Thirty-nine Weeks Ended October 27, 2012
Cash flows from operating activities:
Net income	$26,273	$26,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,848	11,800
Stock-based compensation	2,662	3,557
Loss on retirement and impairment of assets	489	485
Deferred income taxes	(264)	(2,848)
Lease incentives	4,751	4,692
Other	668	(734)
Changes in operating assets and liabilities:
Accounts receivable	(1,050)	(552)
Merchandise inventories	(26,840)	(39,763)
Accounts payable and accrued liabilities	(5,002)	14,653
Other	2,449	760

Net cash provided by operating activities	16,984	18,177

Cash flows from investing activities:
Purchases of property and equipment	(25,220)	(20,844)
Proceeds from notes receivable	200	200

Net cash used in investing activities	(25,020)	(20,644)

Cash flows from financing activities:
Proceeds from issuance of stock	226	2,149
Dividends paid	(3,650)	(2,045)
Excess tax benefits from stock-based compensation	172	770
Purchase of common stock for treasury	0	(1,859)
Shares surrendered by employees to pay taxes on restricted stock	(906)	(16)

Net cash used in financing activities	(4,158)	(1,001)

Net decrease in cash and cash equivalents	(12,194)	(3,468)
Cash and cash equivalents at beginning of period	45,756	70,602

Cash and cash equivalents at end of period	$33,562	$67,134